Exhibit 99.1

         ARBOR REALTY TRUST ANNOUNCES CHIEF FINANCIAL OFFICER SUCCESSION

    UNIONDALE, N.Y., Sept. 6 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced the resignation of Frederick C. Herbst, Chief Financial Officer. Mr. Herbst resigned to pursue other professional opportunities, effective September 16, 2005. On that date, Paul Elenio, the Company's Senior Vice President of Finance, will assume the role of Chief Financial Officer. Mr. Elenio began his career with Arbor and its predecessor companies in 1991.

    Ivan Kaufman, Arbor's Chairman and Chief Executive Officer, commented, "We appreciate Rick's valuable contributions over the years and wish him continued success in his future endeavors. Paul's knowledge of the firm and his financial background make him a perfect fit to assume the CFO responsibilities and we look forward to a smooth transition. I have worked with Paul for many years and have the utmost confidence his abilities will serve us well as he assumes his new role."

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multifamily and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the U.S. that specializes in debt and equity financing for multifamily and commercial real estate.

    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in the Arbor's Annual Report on Form 10-K for the year ended December 31, 2004 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Investors:                           Media:
    Stephanie Carrington/ Denise Roche   Bonnie Habyan, SVP of Marketing
    The Ruth Group                       516-229-6615
    646-536-7017 / 7008                  bonnie.habyan@thearbornet.com
    scarrington@theruthgroup.com
    droche@theruthgroup.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             09/06/2005
    /CONTACT: Investors - Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group; or Media - Bonnie Habyan, SVP of Marketing of Arbor Realty Trust, Inc., +1-516-229-6615, bonnie.habyan@thearbornet.com /